                                                                    EXHIBIT 12.1

                                  CYGNUS, INC.
                                STATEMENT AS TO
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


    The Company has a history of operating and net losses, and therefore no earnings have been available to cover fixed charges. Fixed charges consist of interest, whether expensed or capitalized, and totalled $307,222, $449,383, $291,964, $548,387, $744,311 and $718,730 for each of the five years in the period ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.